Exhibit 99.1
Corporate Communications
35 W. 35th Street, 5th Floor • New York, NY 10001-2205
Phone: 212.827.0020 • Fax: 212.827.0028
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2009 FOURTH QUARTER RESULTS
New York, February 26, 2010. NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the fourth quarter ended December 31, 2009. The Company reported net income of $13.2 million, or $1.53 per diluted share for the three months ended December 31, 2009, compared with net losses of $(19.8) million, or $(2.36) per diluted share, for the fourth quarter of 2008. Net income for the year ended December 31, 2009 totaled $45.5 million, or $5.26 per diluted share, compared with net losses of $(104.3) million, or $(12.23) per diluted share, for the year ended December 31, 2008.
Book value per share, calculated on a fully diluted basis, increased from $19.11 at December 31, 2008 to $24.84 at December 31, 2009. This was an increase of 30%.
INSURANCE OPERATIONS
Gross premiums written totaled $46.2 million and net premiums written totaled $36.7 million for the fourth quarter of 2009, compared with gross premiums written of $42.6 million and net premiums written of $31.4 million during the fourth quarter of 2008. This represented increases of 8% and 17%, respectively.
Gross premiums written totaled $213.6 million and net premiums written totaled $162.6 million for the year ended December 31, 2009, compared with gross premiums written of $217.3 million and net premiums written of $165.4 million for the year ended December 31, 2008. Each decrease was 2%.
The Company’s decision to terminate a cargo program at the end of 2007 caused reductions in each of gross premiums written and net premiums written totaling $8.6 million for the year ended December 31, 2009 when compared to the 2008 year.
Net premiums earned totaled $39.3 million for the fourth quarter of 2009, compared with net premiums earned of $38.6 million during the fourth quarter of 2008. This represented an increase of 2%.

Net premiums earned totaled $157.0 million for the year ended December 31, 2009, compared with net premiums earned of $167.1 million during the year ended December 31, 2008. This represented a decrease of 6%. Most of this decline occurred within the Ocean Marine segment, of which a substantial portion was attributable to the termination of the cargo program referred to above.
The Company’s combined ratio was 99.9% for the three months ended December 31, 2009 as compared with 100.3% for the same period of 2008. The Company’s combined ratio was 98.7% for the year ended December 31, 2009 as compared with 112.1% for the same period of 2008. Hurricanes Gustav and Ike and a settlement of certain disputed reinsurance receivables contributed 11.4% to the year ended 2008 combined ratio.
Favorable loss reserve development amounted to $6.8 million and $20.0 million for the fourth quarter and year ended December 31, 2009. Favorable loss development in 2009 occurred in each business segment primarily as a result of favorable loss reporting trends.
Favorable loss reserve development amounted to $4.5 million during the fourth quarter of 2008. For the year ended December 31, 2008, adverse loss reserve development amounted to $(2.7) million. Adverse development included $12.4 million attributable to reinsurance receivables write-offs that was partially offset by favorable development in the ocean and inland marine lines of business.
INVESTMENTS
Net investment income amounted to $7.3 million for the fourth quarter of 2009 compared with net investment loss of $(16.0) million for the same period of 2008. For the year ended December 31, 2009, net investment income was $41.7 million as compared with a net investment loss of $(63.5) million for the same period of 2008.
Net investment income for the year ended December 31, 2009 includes $6.4 million from increases in the market value of investments categorized as trading securities, which are primarily tax-exempt securities, and commercial loans. In addition, $26.7 million of income was recorded from limited partnerships.
Net investment loss for the year ended December 31, 2008 included losses of $(43.8) million due to declines in the market value of trading securities and commercial loans as well as losses of $(26.8) million from limited partnerships. During 2008, trading securities included municipal bonds, preferred stocks, hedged positions and exchange-traded funds.
Net realized investment gains after impairment were $13.4 million for the fourth quarter of 2009, as compared with net realized investment losses after impairment of $(1.4) million for the same period of 2008. Net realized investment gains after impairment for the year ended December 31, 2009 were $15.3 million compared with net realized investment losses after impairment of $(47.7) million for the same period in 2008. The net realized investment gains in 2009 resulted primarily from the sale of selected municipal, corporate and US Treasury securities undertaken to further reposition the Company’s holdings. Net realized investment losses after impairment for the year ended December 31, 2008 were almost entirely attributable to the decline in the market value of the Company’s investments in residential mortgage backed securities that was recorded at that time.

Net income for the fourth quarter and year ended December 31, 2009 included tax benefits of $0.3 million, or $.03 per diluted share, and $6.2 million, or $.72 per diluted share, respectively, as a result of the partial reversal of the deferred tax valuation allowance previously provided for capital losses. This resulted from capital gains achieved within the investment portfolio during the 2009 year.
At December 31, 2009 the Company’s total cash and investments amounted to $675.7 million, compared with $547.0 million at December 31, 2008. The investment portfolio at December 31, 2009 consisted of cash and short-term investments of $75.6 million, or 11.2%; fixed maturities and other debt investments of $448.1 million, or 66.3%; and limited partnership hedge funds and equity securities of $152.0 million, or 22.5%.
For the year ended December 31, 2009, the Company reported an after tax gain of $3.2 million resulting from its receipt of proceeds as the beneficiary of a life insurance policy on a former director.
MANAGEMENT COMMENT
George Kallop, President and Chief Executive Officer, in commenting on the quarter said, “We are very pleased with the Company’s Net Income for the fourth quarter and year ended 2009 which contributed to a 30% increase in book value per share for the year. Insurance markets continue to be challenging, but we are maintaining underwriting discipline as evidenced by our excellent loss ratio. We remain focused on increasing premium volumes where we believe underwriting profits can be achieved, and declining underpriced business. Our investment results have been excellent this year, and our investment balances have risen by over $100 million since the beginning of the year due to strong cash flow from operations, opportunistic investment sales and appreciation in our investments. Our expense ratio continues to be a challenge, but we are hopeful that we will be able to increase premium volumes in coming quarters and we expect to moderate growth in expenses to reduce our combined ratio. We look forward to more continued success in 2010.”
NYMAGIC, INC. will hold a conference call on its fourth quarter 2009 financial results live on Monday, March 1, 2010 at 9:00 A.M. The call will last for up to one hour.
Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-374-0763 entering ID# 58822563 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-374-0763 and entering ID 58822563.

NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2010 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding losses related to the attacks of September 11, 2001, as well as those associated with catastrophic hurricanes, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2010 year and beyond to differ materially from those expressed in any forward-looking statements made. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including those specified under the caption “I. A. Risk Factors” and in other documents filed by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Net premiums earned	$39,294	$38,599	$156,971	$167,073
Net investment income (loss)	7,347	(15,963)	41,668	(63,503)
Net realized investment gains (losses) after impairment	13,413	(1,351)	15,255	(47,665)
Commission and other income	163	168	3,601	276

Total revenues	60,217	21,453	217,495	56,181

Expenses:
Net losses & loss adjustment exp.	17,661	18,987	75,504	109,958
Policy acquisition expenses	9,953	9,271	36,853	38,670
General & administrative expenses	11,676	10,470	42,552	38,612
Interest expense	1,683	1,680	6,731	6,716

Total expenses	40,973	40,408	161,640	193,956

Income (loss) before income taxes	19,244	(18,955)	55,855	(137,775)

Total income tax expense (benefit)	6,038	812	10,392	(33,440)

Net income (loss)	$13,206	$(19,767)	$45,463	$(104,335)

Earnings per share:
Basic	$1.57	$(2.36)	$5.39	$(12.23)

Diluted	$1.53	$(2.36)	$5.26	$(12.23)

Weighted average shares outstanding:
Basic	8,428	8,388	8,428	8,534
Diluted	8,659	8,388	8,637	8,534

	December 31,	December 31,
	2009	2008
Balance sheet data:
Shareholders’ equity	$216,010	$164,073
Book value per share (1)	$24.84	$19.11

(1)	Calculated on a fully diluted basis.

Supplementary information:
NYMAGIC Gross Premiums Written

	Three months ended December 31,			Year ended December 31,
By Segment	2009	2008	Change	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$11,855	$13,818	-14%	$73,269	$82,751	-11%
Inland marine/fire	4,556	3,443	32%	20,306	16,128	26%
Other liability	29,752	25,343	17%	119,913	118,378	1%

Subtotal	46,163	42,604	8%	213,488	217,257	-2%
Runoff lines (Aircraft)	14	(31)	NM	92	(3)	NM

Total	$46,177	$42,573	8%	$213,580	$217,254	-2%

NYMAGIC Net Premiums Written

	Three months ended December 31,			Year ended December 31,
By Segment	2009	2008	Change	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$8,221	$9,862	-17%	$49,885	$59,200	-16%
Inland marine/fire	1,864	714	161%	7,045	4,538	55%
Other liability	26,575	20,634	29%	105,785	101,424	4%

Subtotal	36,660	31,210	17%	162,715	165,162	-1%
Runoff lines (Aircraft)	(5)	203	NM	-68	222	NM

Total	$36,655	$31,413	17%	$162,647	$165,384	-2%

NYMAGIC Net Premiums Earned

	Three months ended December 31,			Year ended December 31,
By Segment	2009	2008	Change	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$11,993	$13,279	-10%	$51,682	$64,713	-20%
Inland marine/fire	1,655	1,120	48%	5,733	5,710	0%
Other liability	25,651	23,997	7%	99,624	96,428	3%

Subtotal	39,299	38,396	2%	157,039	166,851	-6%
Runoff lines (Aircraft)	(5)	203	NM	-68	222	NM

Total	$39,294	$38,599	2%	$156,971	$167,073	-6%

Net investment income (loss) results:

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in millions)
Fixed maturities, held to maturity	$0.3	$0.8	$1.9	$0.8
Fixed maturities, available for sale	1.6	1.8	8.7	7.4
Trading securities	—	(5.1)	4.5	(42.3)
Short-term investments	—	0.9	0.3	3.0
Equity in earnings of limited partnerships	6.2	(12.9)	26.7	(26.8)
Commercial loans	(0.2)	(0.9)	1.9	(1.5)

Total investment income (loss)	7.9	(15.4)	44.0	(59.4)
Investment expenses	(0.6)	(0.6)	(2.3)	(4.1)

Net investment income (loss)	$7.3	$(16.0)	$41.7	$(63.5)

CONTACT:
NYMAGIC, INC.
A. George Kallop, 212-551-0744
               or
Tiberend Strategic Advisors
Gregory Tiberend, 212-827-0020